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                                                                      EXHIBIT 12

                      DIME BANCORP, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
                                                                 (DOLLARS IN THOUSANDS)
EXCLUDING INTEREST ON DEPOSITS FROM FIXED CHARGES
Earnings:
  Income before income taxes and extraordinary items...  $  386,452    $  354,622    $  198,208
  Fixed charges........................................     374,186       360,903       348,297
                                                         ----------    ----------    ----------
          Total earnings as adjusted...................  $  760,638    $  715,525    $  546,505
                                                         ==========    ==========    ==========
Fixed charges:
  Interest expense on borrowed funds...................  $  358,607    $  347,825    $  340,394
  Portion of rent expense deemed representative of the
     interest factor(1)................................      15,579        13,078         7,903
                                                         ----------    ----------    ----------
          Total fixed charges..........................  $  374,186    $  360,903    $  348,297
                                                         ==========    ==========    ==========
Ratio of earnings to fixed charges excluding interest
  on deposits..........................................       2.03x         1.98x         1.57x

INCLUDING INTEREST ON DEPOSITS IN FIXED CHARGES:
Earnings:
  Income before income taxes and extraordinary items...  $  386,452    $  354,622    $  198,208
  Fixed charges........................................     856,192       906,730       907,656
                                                         ----------    ----------    ----------
          Total earnings as adjusted...................  $1,242,644    $1,261,352    $1,105,864
                                                         ==========    ==========    ==========
Fixed charges:
  Interest expense on borrowed funds...................  $  358,607    $  347,825    $  340,394
  Interest expense on deposits.........................     482,006       545,827       559,359
  Portion of rent expense deemed representative of the
     interest factor(1)................................      15,579        13,078         7,903
                                                         ----------    ----------    ----------
          Total fixed charges..........................  $  856,192    $  906,730    $  907,656
                                                         ==========    ==========    ==========
Ratio of earnings to fixed charges including interest
  on deposits..........................................       1.45x         1.39x         1.22x

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(1) Represents one-third of total rent expense.